UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2005

STARMED GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-32863	52-2220728
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2029 Century Park East, Suite 1112, Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 310-226-2555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02.	Unregistered Sales of Equity Securities.

       On June 28, 2005, StarMed Group, Inc. completed the sale of a 10% senior secured convertible promissory note in the aggregate principal amount of $500,000 (the "Note") and a common stock purchase warrant to purchase 250,000 shares of common stock (the "Warrant"). The purchase price for the Note was $490,000. No purchase price was assigned to the Warrant. Following the payment of commissions and expenses, the Company received net proceeds of approximately $438,650. The net proceeds will be used by the Company for working capital purposes.

       The outstanding principal amount of the Note is payable on or before the earlier of (a) June 28, 2006 or (b) the date on which the Company sells any of its debt or equity securities in one or more financing transactions resulting in gross proceeds to the Company of at least $1,000,000. The Note is payable with interest at the rate of 10% per annum. Interest is payable, in cash, on the maturity date of the Note, or at the holder's option upon the occurrence of an event of default, in shares of the Company's common stock, based upon the conversion price of the Note.

       The Note is convertible at the option of the holder into shares of the Company's common stock, at a conversion price equal to 70% the lower of (a) the average closing bid price of the Company's common stock on the OTC Bulletin Board over the ten trading days immediately preceding the day prior to the date the Note is converted, or (b) the closing bid price of the common stock on the OTC Bulletin Board on the day prior to the date of conversion.

       The Warrant entitles the holder to purchase up to 250,000 shares of the Company's common stock during the period from June 28, 2005 through June 28, 2010, at an exercise price of $.40 per share. The Company has the right to redeem the Warrant, at a redemption price of $.05 per underlying share, if (a) the average closing price for the Company's common stock on the OTC Bulletin Board is at least $1.50 per share for 20 consecutive trading days immediately preceding the date on which the Company provides a redemption notice and (b) there is an effective registration statement covering resale of the shares issuable upon exercise of the Warrant. The Warrant contains a cashless exercise provision whereby the holder may exercise the Warrant without the payment of cash, by surrendering a number of underlying shares of common stock to be determined based upon a formula described in the Warrant. The exercise price of the Warrant is subject to adjustment in the event the Company issues shares of its common stock or securities convertible into common stock, at a price that is lower than the then prevailing exercise price of the Warrant.

       Repayment of the Note and performance by the Company of its obligations under the transaction documents is collateralized by (a) a general security interest in all of the assets of the Company and its subsidiary, including intellectual property rights, (b) a guaranty of the Company's obligations by its subsidiary and (c) a pledge by the company of the shares of its subsidiary owned by the Company. The Note also contains various negative covenants designed to protect the Note holder's interest in repayment of the Note and preservation of the collateral securing the Note.

       The Company has granted the holder of the Note and Warrant the right to have the shares issuable upon conversion of the Note and exercise of the Warrant included for resale in any registration statement that may be filed by the Company (other than on Form S-4 or S-8) during the period specified in the subscription agreement governing the transaction.

       The Note and Warrant were sold to one investor whom the Company had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The investor was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transaction. The Company paid Joseph Stevens & Company, Inc. a placement agent fee equal to 8% of the face amount of the Note, or $40,000.

       The issuance of the Note and Warrant was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations, including Regulation D thereunder, as transactions by an issuer not involving a public offering.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARMED GROUP, INC.

Date: July 5, 2005	By: /s/ Herman Rappaport
Herman Rappaport
Chief Executive Officer